Exhibit 99.1
Granite Reports Third Quarter 2026 Results and Introduces 2029 Targets
•Introducing 2029 financial targets reflecting an expected organic revenue CAGR of 10% to 12%
•Q3 revenue increased 23% year-over-year to $1.8 billion
•Q3 net income of $3 million compared to $103 million for the same period in the prior year
•Q3 adjusted net income (1) of $173 million compared to $124 million, for the same period in the prior year
•Q3 diluted EPS of $0.07 compared to $1.98 for the same period in the prior year and adjusted diluted EPS (1) of $3.81 compared to $2.70 for the same period in the prior year
•Q3 adjusted EBITDA (1) increased 32% year-over-year to $283 million
•Committed and Awarded Projects (“CAP”) (2) increased sequentially $37 million to a new record high of $7.5 billion
•Year-to-date operating cash flow increased $114 million year-over-year to $404 million
WATSONVILLE, Calif. - Granite (NYSE: GVA) today announced results for the quarter ended September 30, 2026.
Third Quarter 2026 Results
Net income attributable to Granite totaled $3 million, or $0.07 per diluted share, compared to net income attributable to Granite of $103 million, or $1.98 per diluted share, for the same period in the prior year. Current period net income was unfavorably impacted by $162 million of net non-operating charges associated with settling the conversions of our 3.75% convertible notes. As previously disclosed, we elected to settle the conversions of the convertible notes primarily in cash in order to limit dilution to our stockholders. The impact of the conversions and related transactions have been excluded from adjusted net income and adjusted EBITDA. Adjusted net income attributable to Granite totaled $173 million, or $3.81 per diluted share, compared to adjusted net income attributable to Granite of $124 million, or $2.70 per diluted share, for the same period in the prior year.
•Revenue increased $333 million to $1.77 billion compared to $1.43 billion for the same period in the prior year.
•Gross profit increased $75 million to $336 million compared to $261 million for the same period in the prior year.
•Selling, general, and administrative (“SG&A”) expenses increased slightly to $104 million, and our SG&A as a percent of revenue improved from 7.1% in the prior year to 5.9% in the current year.
•Adjusted EBITDA increased $67 million to $283 million compared to $216 million for the same period in the prior year.
“We delivered excellent third quarter results, reflecting strong execution across our business and continued progress on our strategy,” said Kyle Larkin, Granite President and Chief Executive Officer. “Our teams are executing at a high level, and the investments we have made to strengthen and expand our business are creating new opportunities for Granite. We continue to see attractive opportunities in our core transportation markets while expanding our capabilities and presence in federal, mission critical infrastructure, rail and other targeted end markets. Our record CAP and strong market outlook position us well as we enter 2027. We believe Granite has the people, capabilities and market position to capitalize on these opportunities and deliver profitable growth and long-term shareholder value.”

(1)Adjusted net income, adjusted diluted earnings per share, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), EBITDA margin, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
(2)CAP is comprised of revenue we expect to record in the future on executed contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts, as well as the general construction portion of construction manager/general contractor, construction manager/at risk and progressive design build contracts to the extent contract execution and funding is probable.

Nine Months Ended September 30, 2026 Results
Net loss attributable to Granite totaled $317 million, or $(7.23) per diluted share, compared to net income attributable to Granite of $141 million, or $2.83 per diluted share, for the same period in the prior year. The net loss was driven by $535 million of net non-operating charges associated with settling the conversions of our 3.75% convertible notes. The impact of the conversions and related transactions have been excluded from adjusted net income and adjusted EBITDA. Adjusted net income attributable to Granite totaled $287 million, or $6.17 per diluted share, compared to $211 million, or $4.67 per diluted share, for the same period in the prior year.
•Revenue increased $876 million to $4.13 billion compared to $3.26 billion for the same period in the prior year.
•Gross profit increased $141 million to $684 million compared to $543 million for the same period in the prior year.
•SG&A expenses increased $50 million to $353 million in the current year from $303 million in the prior year, and our SG&A as a percent of revenue improved from 9.3% in the prior year to 8.5% in the current year.
•Adjusted EBITDA increased $131 million to $527 million compared to $396 million for the same period in the prior year.
•Year-to-date operating cash flow increased to $404 million from $290 million for the same period in the prior year.
Three and Nine Months ended September 30, 2026 (Unaudited - dollars in thousands)

Construction Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change

Revenue	$1,474,017	$1,162,513	$311,504	26.8%	$3,447,550	$2,714,557	$732,993	27.0%
Gross profit	$274,339	$192,346	$81,993	42.6%	$575,213	$431,450	$143,763	33.3%
Gross profit as a % of revenue	18.6%	16.5%			16.7%	15.9%
Revenue for the three and nine month periods increased year-over-year, driven by higher CAP entering the quarter and incremental revenue from acquisitions. Excluding the impact of acquisitions, revenue increased approximately 20% for the three and nine month periods, reflecting strong organic growth. Gross profit and gross profit margin for the quarter and nine month periods increased year-over-year as a result of the increase in revenue and strong execution across our project portfolio.
CAP increased $37 million sequentially to $7.5 billion, an increase of $1.1 billion year-over-year. As of September 30, 2026, Federal CAP was $1.3 billion and included $569 million of tactical infrastructure projects for U.S. Customs and Border Protection that should be substantially realized through the second quarter of 2028.

Materials Segment
	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Change		2026	2025	Change
Revenue	$292,314	$270,985	$21,329	7.9%	$687,118	$544,452	$142,666	26.2%
Gross profit	$61,421	$68,202	$(6,781)	(9.9)%	$109,223	$112,046	$(2,823)	(2.5)%
Gross profit as a % of revenue	21.0%	25.2%			15.9%	20.6%
Cash gross profit(1)	$89,838	$85,987	$3,851	4.5%	$185,804	$155,465	$30,339	19.5%
Cash gross profit as a % of revenue(1)	30.7%	31.7%			27.0%	28.6%
(1)Materials segment cash gross profit and cash gross profit as a percent of revenue are non-GAAP measures. Please refer to the description and reconciliation of non-GAAP measures in the attached tables.
Revenue for the three and nine month periods increased year-over-year, driven by revenue from our recently acquired businesses. Gross profit margin and cash gross profit margin for the three and nine month periods decreased year-over-year primarily due to the margin impact of energy surcharges offsetting elevated diesel costs.

Outlook
Our 2026 fiscal year guidance is unchanged with the exception of our revenue range as noted below:
•Revenue in a range of $5.4 billion to $5.5 billion from a range of $5.3 billion to $5.5 billion
•Adjusted EBITDA margin in a range of 12.25% to 13.25%
•SG&A expense as a percent of revenue in a range of 8.25% to 8.75% of revenue, inclusive of an estimated $48 million of stock-based compensation expense
•Effective tax rate for adjusted net income in the mid-20s
•Capital expenditures in a range of approximately $140 million to $160 million, including approximately $50 million in planned strategic materials investments.

“Our strong performance through the first nine months of 2026 reinforces our confidence in both our full-year outlook and the longer-term financial targets we are announcing today,” said Executive Vice President and Chief Financial Officer, Staci Woolsey. “At the midpoint of our updated 2026 revenue guidance, we expect approximately 15% organic revenue growth, with an additional 9% contribution from acquired companies. This organic growth is consistent with the 10% to 12% CAGR reflected in our 2029 financial targets and demonstrates the progress we are already making toward our long-term objectives. Our strong cash flow generation provides us with the financial flexibility to continue investing in organic growth while pursuing strategic opportunities through disciplined capital allocation.”
Our 2029 financial targets are summarized below:
•Organic revenue CAGR in a range of 10% to 12%
•Adjusted EBITDA margin in a range of 14% to 16%
•SG&A expense as a percent of revenue of approximately 7.5%
•Operating cash flow of approximately 13% of revenue and CAPEX of approximately 3% of revenue resulting in free cash flow of approximately 10% of revenue
•Continued expansion through M&A with a 2.5x net leverage target

We do not provide a reconciliation of forward-looking adjusted EBITDA margin or the most directly comparable forward-looking GAAP measure of net income attributable to Granite because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information. We also do not provide a reconciliation of target net leverage ratio or the most directly comparable forward-looking GAAP measure because we cannot predict with a reasonable degree of certainty and without unreasonable efforts certain components or excluded items that are inherently uncertain and depend on various factors. For these reasons, we are unable to assess the potential significance of the unavailable information.

Conference Call
Granite will conduct a conference call today, October 29, 2026, at 8:00 a.m. Pacific Time/11:00 a.m. Eastern Time to discuss the results of the quarter ended September 30, 2026. The Company invites investors to listen to a live audio webcast of the investor conference call on its Investor Relations website, https://investor.graniteconstruction.com. The investor conference call will also be available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. An archive of the webcast will be available on Granite's Investor Relations website approximately one hour after the call. A replay will be available after the live call through November 5, 2026, by calling 1-855-669-9658, replay access code 6013263; international callers may dial 1-412-317-0088.
About Granite
Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified vertically-integrated civil contractors and construction materials producers in the United States. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, X, Facebook and Instagram.

Forward-looking Statements
Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, opportunities, circumstances, activities, performance, growth, demand, strategic plans, shareholder value, outcomes, outlook, our ability to capitalize on opportunities and deliver profitable growth and create long-term shareholder value, our ability to continue investing in organic growth while pursuing strategic opportunities through disciplined capital allocations, 2026 fiscal year guidance, including revenue, adjusted EBITDA margin, SG&A expense as a percent of revenue, including estimated stock-based compensation expense, effective tax rate, capital expenditures, including estimated planned strategic materials investments, organic revenue growth and contributions from acquisitions in 2026, 2029 financial targets, including organic revenue CAGR, adjusted EBITDA margin, SG&A expense as a percent of revenue, operating cash flow, CAPEX and free cash flow as a percent of revenue and net leverage, CAP and results constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” "guidance" and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are based on management's current beliefs, assumptions and estimates, which may prove to be incorrect, and our expectations may not be realized. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share data)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$480,289	$529,220
Short-term marketable securities	32,084	71,021
Receivables, net	953,454	630,392
Contract assets	297,270	236,879
Inventories	181,200	143,129
Equity in unconsolidated construction joint ventures	122,898	134,670
Other current assets	55,521	66,920
Total current assets	2,122,716	1,812,231
Property and equipment, net	1,331,606	1,260,823
Long-term marketable securities	13,018	49,534
Investments in affiliates	86,390	96,764
Goodwill	448,395	400,814
Intangible assets, net	202,822	179,548
Right of use assets	184,614	152,678
Other noncurrent assets	78,838	78,001
Total assets	$4,468,399	$4,030,393

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$381,686	$375,896
Accounts payable	639,564	430,298
Contract liabilities	464,996	327,372
Accrued expenses and other current liabilities	419,607	348,179
Total current liabilities	1,905,853	1,481,745
Long-term debt	1,174,339	963,233
Long-term lease liabilities	150,641	125,733
Deferred income taxes, net	147,385	141,489
Other long-term liabilities	93,482	96,660
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding	—	—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding: 44,130,037 shares as of September 30, 2026 and 43,496,781 shares as of December 31, 2025	441	435
Additional paid-in capital	496,192	402,391
Accumulated other comprehensive income	8,677	1,581
Retained earnings	440,682	774,641
Total Granite shareholders’ equity	945,992	1,179,048
Non-controlling interests	50,707	42,485
Total equity	996,699	1,221,533
Total liabilities and equity	$4,468,399	$4,030,393

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue	$1,766,331	$1,433,498	$4,134,668	$3,259,009
Cost of revenue	1,430,571	1,172,950	3,450,232	2,715,513
Gross profit	335,760	260,548	684,436	543,496
Selling, general and administrative expenses	104,124	101,645	352,868	303,443
Other costs, net	6,998	16,019	15,441	38,698
(Gain) loss on sales of property and equipment, net	300	(767)	(3,886)	(6,110)
Operating income	224,338	143,651	320,013	207,465
Other (income) expense:
(Gain) loss on convertible debt transactions, net	(108,571)	—	260,852	—
Interest income	(6,468)	(5,986)	(17,464)	(18,015)
Interest expense(1)	291,328	13,367	329,421	29,051
Equity in income of affiliates, net	(4,586)	(4,946)	(13,756)	(9,738)
Other income, net(2)	(14,522)	(6,309)	(18,353)	(8,834)
Total other (income) expense, net	157,181	(3,874)	540,700	(7,536)
Income (loss) before income taxes	67,157	147,525	(220,687)	215,001
Provision for income taxes	56,766	38,128	76,895	53,586
Net income (loss)	10,391	109,397	(297,582)	161,415
Amount attributable to non-controlling interests	(7,181)	(6,468)	(19,069)	(20,442)
Net income (loss) attributable to Granite	$3,210	$102,929	$(316,651)	$140,973

Net income (loss) per share attributable to common shareholders:
Basic	$0.07	$2.35	$(7.23)	$3.23
Diluted	$0.07	$1.98	$(7.23)	$2.83
Weighted average shares outstanding:
Basic	44,017	43,783	43,767	43,665
Diluted	46,258	53,556	43,767	52,968
(1)Interest expense includes $270.2 million and $273.7 million, respectively, related to the amortization of convertible debt discount associated with the 3.75% convertible notes during the three and nine months ended September 30, 2026.
(2)Other income, net includes a $13.5 million gain on remeasurement of previously held equity method investment during the three and nine months ended September 30, 2026.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

Nine Months Ended September 30,	2026	2025
Operating activities:
Net income (loss)	$(297,582)	$161,415
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	139,770	113,615
Amortization of debt issuance costs	6,230	3,347
Amortization of convertible debt discount	273,747	—
Loss on derivative remeasurement related to convertible notes	254,959	—
Convertible debt inducement expense	2,900	—
Gain on remeasurement of previously held equity method investment	(13,506)	—
Gain on sales of property and equipment, net	(3,886)	(6,110)
Stock-based compensation	46,565	36,845
Equity in net income from unconsolidated construction joint ventures	(13,098)	(5,401)
Net income from affiliates	(13,756)	(9,738)
Other non-cash adjustments	(1,542)	233
Changes in assets and liabilities	23,469	(4,594)
Net cash provided by operating activities	$404,270	$289,612
Investing activities:
Purchases of marketable securities	—	(238,371)
Maturities of marketable securities	75,795	70,415
Purchases of property and equipment	(89,879)	(87,730)
Proceeds from sales of property and equipment	16,576	10,921
Acquisitions of businesses, net of cash acquired	(184,314)	(705,278)
Collection of note receivable	24,960	—
Other investing activities	1,005	2,250
Net cash used in investing activities	$(155,857)	$(947,793)
Financing activities:
Proceeds from long-term debt	770,000	610,000
Debt repayments	(1,177,899)	(10,831)
Proceeds from unwind of capped call	203,773	—
Debt issuance costs	(9,975)	(2,558)
Cash dividends paid	(17,031)	(17,030)
Repurchases of common stock	(55,772)	(21,600)
Contributions from non-controlling partners	2,400	3,345
Distributions to non-controlling partners	(13,248)	(39,625)
Other financing activities, net	408	(46)
Net cash provided by (used in) financing activities	$(297,344)	$521,655
Net decrease in cash and cash equivalents	(48,931)	(136,526)
Cash and cash equivalents at beginning of period	529,220	578,330
Cash and cash equivalents at end of period	$480,289	$441,804

Non-GAAP Financial Information
The tables below contain financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Specifically, we believe that non-GAAP financial measures such as EBITDA and EBITDA margin are useful in evaluating operating performance and are regularly used by securities analysts, institutional investors and other interested parties, and that such supplemental measures facilitate comparisons between companies that have different capital and financing structures and/or tax rates.

We are also providing adjusted EBITDA and adjusted EBITDA margin, non-GAAP measures, to indicate the impact of stock-based compensation, (gain) loss on convertible debt transactions, net, gain on remeasurement of previously held equity method investment, and other costs, net, which includes strategic acquisition and integration expenses, and in 2025 legal fees for the defense of a former company officer in his now resolved civil litigation with the Securities and Exchange Commission and reorganization costs.
We provide adjusted income before income taxes, adjusted provision for income taxes, adjusted net income attributable to Granite, adjusted diluted weighted average shares of common stock and adjusted diluted earnings per share attributable to common shareholders, non-GAAP measures, to indicate the impact of the following:
•Acquired intangible asset amortization and acquisition-related depreciation;
•Stock-based compensation;
•(Gain) loss on convertible debt transactions, net;
•Amortization of convertible debt discount;
•Gain on remeasurement of previously held equity method investment; and
•Other costs, net as described above.
We also provide cash gross profit and cash gross profit per ton for the materials segment and product lines to exclude the impact of non-cash costs from gross profit. Non-cash costs include depreciation, depletion and amortization, and, starting in the first quarter of 2026, unrealized gains and losses from the change in fair value of commodity derivative instruments included in cost of revenue. Cash gross profit and cash gross profit per ton are presented to illustrate the operational performance generated by the assets of the materials segment and its product lines. In addition, we exclude barge delivery revenue from our calculation of average selling price per ton to facilitate comparability with prior periods and peer companies. The acquisition of Warren Paving introduced barge delivery revenue starting in the third quarter of 2025.
We believe these additional non-GAAP financial measures are useful in evaluating operating performance, are regularly used by securities analysts, institutional investors and other interested parties, and facilitate comparisons to prior periods and between industry peer companies. Additionally, we use these non-GAAP financial measures in evaluating our performance.

We also provide free cash flow as a percent of revenue, which is calculated by subtracting CAPEX as a percent of revenue from operating cash flow as a percent of revenue. We believe free cash flow is useful for investors to evaluate our ability to generate cash from business operations.

Additionally, we provide net leverage ratio, which is calculated by subtracting cash and cash equivalents from total debt divided by adjusted EBITDA. We believe net leverage ratio is useful for investors to evaluate our debt levels and overall financial condition.

The reader is cautioned that any non-GAAP financial measures provided by us are provided in addition to, and not as alternatives for, our reported results prepared in accordance with GAAP. Items that may have a significant impact on our financial position, results of operations and cash flows must be considered when assessing our actual financial condition and performance regardless of whether these items are included in non-GAAP financial measures. The methods used by us to calculate non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by us may not be comparable to similar measures provided by other companies.

GRANITE CONSTRUCTION INCORPORATED
EBITDA AND ADJUSTED EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
EBITDA:
Net income (loss) attributable to Granite	$3,210	$102,929	$(316,651)	$140,973
Net income (loss) margin(2)	0.2%	7.2%	(7.7)%	4.3%

Depreciation, depletion and amortization expense(3)	51,020	48,901	141,021	114,931
Provision for income taxes	56,766	38,128	76,895	53,586
Interest expense, net	284,860	7,381	311,957	11,036
EBITDA(1)	$395,856	$197,339	$213,222	$320,526
EBITDA margin(1)(2)	22.4%	13.8%	5.2%	9.8%

ADJUSTED EBITDA:
Stock-based compensation	2,701	2,214	50,972	36,845
(Gain) loss on convertible debt transactions, net	(108,571)	—	260,852	—
Gain on remeasurement of previously held equity method investment	(13,506)	—	(13,506)	—
Other costs, net	6,998	16,019	15,441	38,698
Adjusted EBITDA(1)	$283,478	$215,572	$526,981	$396,069
Adjusted EBITDA margin(1)(2)	16.0%	15.0%	12.7%	12.2%
(1)We define EBITDA as GAAP net income/loss attributable to Granite, adjusted for net interest expense, taxes, depreciation, depletion and amortization. Adjusted EBITDA and adjusted EBITDA margin exclude the impact of stock-based compensation, (gain) loss on convertible debt transactions, net, gain on remeasurement of previously held equity method investment, and other costs, net as described above.
(2)Represents net income/loss, EBITDA and adjusted EBITDA divided by consolidated revenue of $1.77 billion and $1.43 billion for the three months ended September 30, 2026 and 2025, respectively, and $4.13 billion and $3.26 billion for the nine months ended September 30, 2026 and 2025, respectively.
(3)Amount includes the sum of depreciation, depletion and amortization which are classified as cost of revenue and selling, general and administrative expenses in the condensed consolidated statements of operations.

GRANITE CONSTRUCTION INCORPORATED
ADJUSTED NET INCOME RECONCILIATION
(Unaudited - in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Income (loss) before income taxes	$67,157	$147,525	$(220,687)	$215,001
Acquired intangible asset amortization and acquisition-related depreciation	15,066	7,617	39,456	15,596
Stock-based compensation	2,701	2,214	50,972	36,845
(Gain) loss on convertible debt transactions, net	(108,571)	—	260,852	—
Amortization of convertible debt discount	270,236	—	273,747	—
Gain on remeasurement of previously held equity method investment	(13,506)	—	(13,506)	—
Other costs, net	6,998	16,019	15,441	38,698
Adjusted income before income taxes	$240,081	$173,375	$406,275	$306,140

Provision for income taxes	$56,766	$38,128	$76,895	$53,586
Tax effect of adjusting items(1)	2,899	4,310	23,783	21,121
Adjusted provision for income taxes	$59,665	$42,438	$100,678	$74,707

Net income (loss) attributable to Granite	$3,210	$102,929	$(316,651)	$140,973
After-tax adjusting items	170,025	21,540	603,179	70,018
Adjusted net income attributable to Granite	$173,235	$124,469	$286,528	$210,991

Diluted weighted average shares of common stock	46,258	53,556	43,767	52,968
Add: dilutive effect of restricted stock units and Convertible Notes	2,709	—	7,781	—
Less: dilutive effect of Convertible Notes(2)	(3,472)	(7,457)	(5,132)	(7,827)
Adjusted diluted weighted average shares of common stock	45,495	46,099	46,416	45,141

Diluted net income (loss) per share attributable to common shareholders	$0.07	$1.98	$(7.23)	$2.83
After-tax adjusting items per share attributable to common shareholders	3.74	0.72	13.40	1.84
Adjusted diluted earnings per share attributable to common shareholders	$3.81	$2.70	$6.17	$4.67
(1)The tax effect of adjusting items was calculated using our estimated annual statutory tax rate. The tax effect of adjusting items for the three and nine months ended September 30, 2026 excludes the (gain) loss on convertible debt transactions, net and amortization of convertible debt discount as they were non-tax deductible.
(2)When calculating diluted net income/loss per share attributable to common shareholders, GAAP requires that we include potential share dilution from the convertible notes when not antidilutive. We entered into capped call transactions relating to both the 3.25% and 3.75% convertible notes to offset the dilutive impact of the convertible notes. The impact of the capped call transactions was excluded from the GAAP diluted net income/loss per share attributable to common shareholders calculation as the impact would be antidilutive. For the purpose of calculating our adjusted diluted net income per share attributable to common shareholders, the dilutive effect of the convertible notes up to the capped call price is removed to reflect the impact of the capped call transactions.

GRANITE CONSTRUCTION INCORPORATED
MATERIALS SEGMENT PRODUCT LINE INFORMATION
(Unaudited - in thousands, except per ton data)

	Materials Product Line(1)
Three Months Ended September 30, 2026	Aggregate	Asphalt	Other and Eliminations(2)	Total Materials Segment
External revenue	$121,724	$170,556	$34	$292,314
Internal revenue(3)	73,587	121,552	(195,139)	—
Total Revenue	$195,311	$292,108	$(195,105)	$292,314

Sales tons	8,550	3,222
Average selling price per ton(4)	$19.29	$90.66

Gross profit	$33,435	$52,033	$(24,047)	$61,421
Gross profit as a % of revenue	17.1%	17.8%	NM	21.0%
Gross profit per ton	$3.91	$16.15
Non-cash costs(5)	20,449	5,947	2,021	28,417
Cash gross profit	$53,884	$57,980	$(22,026)	$89,838
Cash gross profit as a % of revenue	27.6%	19.8%	NM	30.7%
Cash gross profit per ton	$6.30	$18.00

	Materials Product Line(1)
Three Months Ended September 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)	Total Materials Segment
External revenue	$100,849	$169,290	$846	$270,985
Internal revenue(3)	60,649	100,945	(161,594)	—
Total Revenue	$161,498	$270,235	$(160,748)	$270,985

Sales tons	7,781	3,205
Average selling price per ton(4)	$18.40	$84.32

Gross profit	$29,669	$61,314	$(22,781)	$68,202
Gross profit as a % of revenue	18.4%	22.7%	NM	25.2%
Gross profit per ton	$3.81	$19.13
Non-cash costs(5)	12,873	4,763	149	17,785
Cash gross profit	$42,542	$66,077	$(22,632)	$85,987
Cash gross profit as a % of revenue	26.3%	24.5%	NM	31.7%
Cash gross profit per ton	$5.47	$20.62
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions and unrealized gains and losses on commodity derivatives.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the three months ended September 30, 2026 and September 30, 2025 were $145.1 million and $105.6 million, respectively.
(4)Aggregate average selling price per ton for the three months ended September 30, 2026 and September 30, 2025 was calculated by dividing total aggregate revenue of $195.3 million, less $30.4 million of revenues associated with barge delivery, or $164.9 million, by sales tons for the period and aggregate revenue of $161.5 million, less $18.3 million of revenues associated with barge delivery, or $143.2 million, by sales tons for the period, respectively.
(5)Non-cash costs include depreciation, depletion and amortization, and, starting in the first quarter of 2026, unrealized gains and losses from the change in fair value of commodity derivative instruments included in cost of revenue. Unrealized gains and losses on commodity derivatives were immaterial in prior periods, and therefore cash gross profit for 2025 is unchanged from what was previously presented.

	Materials Product Line(1)			Total Materials Segment
Nine Months Ended September 30, 2026	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$328,460	$357,858	$800	$687,118
Internal revenue(3)	155,927	253,727	(409,654)	—
Total Revenue	$484,387	$611,585	$(408,854)	$687,118

Sales tons	21,809	6,835
Average selling price per ton(4)	$18.34	$89.48

Gross profit	$68,210	$88,000	$(46,987)	$109,223
Gross profit as a % of revenue	14.1%	14.4%	NM	15.9%
Gross profit per ton	$3.13	$12.87

Non-cash costs(5)	59,275	14,601	2,705	76,581
Cash gross profit	$127,485	$102,601	$(44,282)	$185,804
Cash gross profit as a % of revenue	26.3%	16.8%	NM	27.0%
Cash gross profit per ton	$5.85	$15.01

	Materials Product Line(1)			Total Materials Segment
Nine Months Ended September 30, 2025	Aggregate	Asphalt	Other and Eliminations(2)
External revenue	$200,894	$342,353	$1,205	$544,452
Internal revenue(3)	125,062	175,309	(300,371)	—
Total Revenue	$325,956	$517,662	$(299,166)	$544,452

Sales tons	17,848	6,267
Average selling price per ton(4)	$17.24	$82.60

Gross profit	$58,278	$88,280	$(34,512)	$112,046
Gross profit as a % of revenue	17.9%	17.1%	NM	20.6%
Gross profit per ton	$3.27	$14.09

Non-cash costs(5)	30,623	12,493	303	43,419
Cash gross profit	$88,901	$100,773	$(34,209)	$155,465
Cash gross profit as a % of revenue	27.3%	19.5%	NM	28.6%
Cash gross profit per ton	$4.98	$16.08
NM - not meaningful
(1)The Aggregate product line includes aggregates, barge delivery and recycled materials. The Asphalt product line includes asphalt concrete and liquid asphalt. External revenue includes freight and delivery costs that we pass along to our customers.
(2)Represents our other product line which is comprised of immaterial amounts of products and services that are not considered core product lines, as well as eliminations of interproduct and intersegment transactions and unrealized gains and losses on commodity derivatives.
(3)Includes both intersegment and interproduct revenues. Intersegment revenues for the nine months ended September 30, 2026 and September 30, 2025 were $312.6 million and $189.5 million, respectively.
(4)Aggregate average selling price per ton for the nine months ended September 30, 2026 and September 30, 2025 was calculated by dividing total aggregate revenue of $484.4 million, less $84.3 million of revenues associated with barge delivery, or $400.1 million, by sales tons for the period and aggregate revenue of $326.0 million, less $18.3 million of revenues associated with barge delivery, or $307.7 million, by sales tons for the period, respectively.
(5)Non-cash costs include depreciation, depletion and amortization, and, starting in the first quarter of 2026, unrealized gains and losses from the change in fair value of commodity derivative instruments included in cost of revenue. Unrealized gains and losses on commodity derivatives were immaterial in prior periods, and therefore cash gross profit for 2025 is unchanged from what was previously presented.

Contacts:
Investors
Wenjun Xu, 831-761-7861
Or
Media
Erin Kuhlman, 831-768-4111
Source: Granite Construction Incorporated